                                                                   EXHIBIT 10.40

August 21, 2003

Revised Offer

To: Stephen Debenham

Dear Stephen,

Asyst is pleased to extend a formal offer to you to join our company as Vice President, General Counsel, reporting to Stephen Schwartz, Chairman & CEO.

As Vice President, General Counsel, you would be responsible for performing the key events/ responsibilities outlined in the attached job description. In addition, you would be required to perform other job-related duties as assigned by your manager. It is our intention to request approval from the Board of Directors at the next regularly scheduled meeting to appoint you as an officer and Secretary of the company.

During your employment with Asyst, you would be expected to establish and maintain a professional, cordial relationship with co-workers, management, suppliers and customers. You would be expected to learn the requirements of the position and demonstrate the ability to meet satisfactory performance for this position. You would also be expected to actively participate in Asyst's quality improvement processes.

This is an exempt position, and your salary would be $8,076.93 per pay period (26 pay periods per year), which calculates to $210,000.00 on an annualized basis, with a performance appraisal in accordance with current company practice. Your date of hire would be determined upon acceptance of this offer. You would also receive a sign on bonus in the amount of $45,000 after completion of 90 days of employment. Should you voluntarily terminate your employment within the first two years, you will be responsible for repaying 100% of this amount to the Company.

In addition, you are eligible to participate in an annualized performance-based bonus plan for Fiscal Year 2004, which will have a pro-rated targeted payout of 50% of your base salary at 100% achievement of company and individual objectives. The bonus plan will be structured in such a way that should you exceed plan, your bonus payout will be greater than the targeted bonus noted above.

Additionally, Asyst offers you an option to purchase 100,000 shares of Company stock. This option begins vesting after your sixth month of employment, and continues vesting at a rate of 1/42 per month of employment for forty-two (42) months, such that at the end of your forty-eighth (48) month of employment the option shall become fully exercisable. However, the option, the vesting schedule and the price per share of this option are subject to final approval by the Board of Directors.

Revised Offer
Stephen Debenham
August 12, 2003
Page 2 of 2

Asyst offers a very competitive benefits package, which would be effective as of your date of hire. A brief summary of those benefits is attached for your review. Please note that if an employee requests medical and dental coverage, the employee is required to pay approximately 5% of the employee premium, and if covering dependents, the employee is required to pay approximately 15% of the dependent premium. Also, there is a 401K Plan available to employees interested in tax-deferred income and investment options. It is understood that all benefits are subject to change without notification.

In order to protect our mutual employment rights, employment with Asyst is "at will". It is not for a specific term and can be terminated by yourself or by the Company at any time for any reason, with or without cause. Any contrary representations which may have been made or which may be made to you are superseded by this offer.

This offer is conditioned upon execution by you of the enclosed Proprietary Information Agreement. You also must be able to provide appropriate identification establishing your right to work within the United States. This offer is contingent upon satisfactory background and reference checks. If you accept this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms would have to be in writing and signed by yourself, your immediate manager, and the Sr. Director of Human Resources.

Stephen, we hope you will give our offer positive consideration, and we look forward to having you as part of our team. If there are any questions or concerns, please contact myself or Dorothy Jones, Sr. Director of Human Resources.

Sincerely,

/s/ Stephen Schwartz                          /s/ Dorothy Jones
--------------------                          ----------------------------------
Stephen Schwartz                              Dorothy Jones
Chairman & CEO                                Sr. Director, Human Resources

AGREED AND ACCEPTED:

/s/ Stephen Debenham                          8/29/03
--------------------                          ----------------------------------
Stephen Debenham                              Today's Date

8/29/03
--------------------
Date of Hire

A                                                                         [LOGO]

                                 JOB DESCRIPTION

                                                                     Page 1 of 1

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                  SHADED AREAS ARE FOR HUMAN RESOURCES USE ONLY
--------------------------------------------------------------------------------

JOB CODE:  A380

REVISION NO.:                        FLSA STATUS: Exempt

              [ ] New job            [X] Replaces job:      [ ] Revision to job:

APPROVED BY:  Name: Connie Franzen   Title: HR Manager            Date:  1/24/03
--------------------------------------------------------------------------------

ASYST JOB TITLE:      VP, General Counsel

REPORTS TO:           Sr. VP, CFO

KEY COMPETENCIES:

     Skills Required (Cognitive, Communication, Leadership, Interpersonal):

     -    Excellent oral and written communication.

     -    Ability to interact with multiple levels of management.

     -    Problem analysis and resolution.

     -    Team player.

EDUCATIONAL/PROFESSIONAL KNOWLEDGE:

     -    Juris Doctorate Degree. - passing the bar exam

     -    Minimum 10 years of related experience in Corporate environment

     - Experience in trade secrets, patent registration and other resolutions specific to the technology industry as well as SEC reporting.

     - Demonstrates experience in general corporate matters, including corporate organization, securities compliance, drafting transactional documents, license agreements, employment law, immigration law, regulatory matters, risk management asset-backed financing, and contract management.

JOB EVENTS/RESPONSIBILITIES:

     - Manages legal business matters pertaining to the organization; including patent, copyright, and intellectual property matters.

     -    Provides a variety of general corporate and commercial legal services.

     - Acts as advisor on legal issues involving the organization's government and regulatory compliance.

     - Reviews legal data and advises organization on appropriate legal action to be taken.

     -    Coordinates legal matters handled by outside counsel.

     -    Other job related duties as assigned by manager.

Doc. No.: QS392      Revision: A       Released Date: 8/28/02      QSCN No.: 419

ASYST CONFIDENTIAL:                                               Printed 6/2/04
The master copy of this blank form is held on the server. REFER TO THE QUALITY INTRANET SITE FOR THE LATEST REVISION.

                         ASYST EMPLOYEE BENEFITS SUMMARY

GROUP INSURANCE PLANS

Available to regular employees (20 hours or more per week). Employees pay 5% of employee and 15% of dependent premiums for Medical/Dental/Vision benefits.



GREAT-WEST 90/70 PPO MEDICAL PLAN

                        NETWORK                NON-NETWORK
                        -------                -----------
Coinsurance             90%                    70%
Deductible              $250 ($750 family)     $250 ($750 family)
Office Visits           $15 copay              70%
Hospitalization         90%                    70%
Emergency Room          80%                    80%

Prescription Copays                 $10   generic
- drug formulary                    $20   preferred brand-name
- pharmacy network                  $40   non-preferred brand-name
Mail Order
(90-day supply)                     2 x applicable copay

HMO MEDICAL PLANS

                        KAISER                 GREAT-WEST
                        ------                 ----------
Deductible              None                   None
Office Visits           $15 copay              $10 copay
Hospitalization         100%                   100%
Emergency Room          $50 copay              $50 copay
                        (waived if admitted)   (waived if admitted)
Prescription Copays     $10 generic            $10  generic
For Great-West:         $20 brand-name         $20 preferred
- drug formulary                               brand-name
- pharmacy network                             $40 non-preferred
Mail Order                                     brand-name
(90-day supply)                                2 x applicable copay

GREAT-WEST DENTAL PLANS


             INDEMNITY                              POS
                                            NETWORK       NON-NETWORK
Deductible         $50 ($150 family)        None          None
Maximum Per Year   $2,000                   $1,500        $500
Preventative       100%                     100%          60%
Routine              80%                      90%         50%
Major                60%                      60%         40%
Orthodontics         50%                      50%         40%
                   CHILD ONLY               CHILD &       CHILD &
                                            ADULT         ADULT
Lifetime Maximum   $1,500                   $2,000        $800


VSP VISION PLANS

                            CORE PLAN               BUY-UP PLAN
                            ---------               -----------
                        VSP        NON-VSP       VSP        NON-VSP
                        ---        -------       ---        -------
Benefit Frequency    Exam every 12 mos.       Exam every 12 mos.
                     Lenses every 12 mos.     Lenses every 12 mos.
                     Frames every 24 mos.     FRAMES EVERY 12 MOS.
Examination
($10 copay)          100%        $40          100%        $40
Materials
---------
($25 copay)
Lenses               100%        $40-$125     100%        $40-$125
Frames               100%        $45          100%        $45
(select frames)
Elective Contacts    Up to $105  Up to        Up to $105  Up to
(in lieu of lenses               $105                     $105
 and frames)

RELIANCE STANDARD LIFE INSURANCE

-     Two (2) times employee's annual salary up to $900,000.


RELIANCE STANDARD VOLUNTARY LIFE INSURANCE

-     Employee: $10,000 to $500,000 in increments of $10,000

-     Spouse: $10,000 to $500,000 in increments of $10,000

-     Child(ren): $2,500, $5,000, $7,500, $10,000.

Employees are responsible for the entire post-tax premium. Rates are based on Non-Smoker and Smoker status.

RELIANCE STANDARD DISABILITY INSURANCE

-     66 2/3% of an employee's prior monthly earnings to a maximum of $19,500.

-     60-day waiting period.

401(K) RETIREMENT & SAVINGS PLAN

-     No waiting period to enroll.

-     Discretionary employer match.

-     100% vesting.

EMPLOYEE STOCK PURCHASE PLAN

-     Must be an Asyst employee for 6 months prior to next enrollment date.

-     Open Enrollment: January and July.

-     Purchase of common stock at a 15% discount through payroll deduction.

-     Can deduct 1-10% of net income.

                         ASYST EMPLOYEE BENEFITS SUMMARY

EMPLOYEE ASSISTANCE PLAN

- Provides resources and counseling for issues that may be interfering with work or home life. Completely confidential - 8 sessions per incident.


METPAY GROUP HOMEOWNERS & AUTO INSURANCE

- Obtain quotes for homeowners and auto insurance. Premiums can be paid through payroll deduction.


HYATT PREMIERE VOLUNTARY GROUP LEGAL PLAN

- Provides legal assistance for the preparation of living wills, trusts, real estate matters, and defense of civil lawsuits.


GREAT-WEST FLEXIBLE BENEFITS ACCOUNT

- Pre-tax deductions for non-covered medical, dental, vision, and dependent care expenses (please see complete eligible expense listing).

TUITION REIMBURSEMENT

- Regular full-time employees are eligible, after 3 months with Asyst, for tuition reimbursement for courses directly related to their job function.


HOLIDAYS/PAID ABSENCE

-     15 paid absence days for vacation, personal time off, and sick days.

- During second year of service, employee accrues 16 paid absence days and one additional day per year thereafter -- up to a maximum of 20 days.

-     11 paid holidays per year.


HEALTH CLUB MEMBERSHIP

- Employees can join the health club of their choice and submit copies of contract and receipts for reimbursement of 75% of membership fee, up to a maximum of $200 per 12-month period.

AEA & MERIWEST CREDIT UNIONS

-     All employees are welcome to join.

- Offers a variety of services at special rates (i.e. personal loans, car loans, mortgage loans, checking accounts, savings accounts).


EMPLOYEE RESOURCE CENTER - HR EXPRESS

- A central web site where employees can receive one-stop answers for questions regarding benefits, life event changes, and company information.

GENERAL INFORMATION

-     Benefits are subject to change without notice.

- This is only a brief summary of benefits; refer to plan documents for specific provisions.